KUVERA, LLC
CRYPO MINING AGREEMENT

This Crypto Mining Agreement (this "Agreement"), is entered into on this 15th day of February, 2018, between the Customer (referenced above) and Kuvera, LLC, a Utah limited liability company having its address at 12 South 400 West 3rd Floor, Salt Lake City, Utah 84101(the "Company"), on the terms set forth in this Agreement. (The Customer and the Company are collectively herein the "Parties" and individually referred to herein as a "Party.")

WHEREAS, the Company has entered into an agreement (the "Crypto Mining Agreement") with WestMyn Technology Services, Inc. ("WestMyn");

WHEREAS, WestMyn is located in Iceland and Romania and provides services of installing, maintaining, operating, and colocation of computing packs in network facilities for mining cryptocurrencies;

WHEREAS, the Crypto Mining Agreement provides that the Company can sell WestMyn mining services to Company customers on behalf of WestMyn;

WHEREAS, the Customer desires to obtain mining services to be provided by WestMyn through the use of certain mining equipment specified in the Crypto Mining Agreement (also described in Schedule A, attached, "Mining Equipment") and the Company has facilitated this relationship Through the Crypto Mining Agreement WestMyn agrees to service and maintain such Equipment for the Customer in accordance with the terms and conditions set forth herein, which includes installing, provisioning, and reserving the Mining Equipment.

1. MINING AGREEMENT

The Customer agrees to purchase the Mining Product Package as described in Schedule A from the Company, and, in exchange, the Company agrees to facilitate the installation, provision, and maintenance of the hardware in accordance with Schedule A and, commencing upon receipt of the Customer's full payment (the "Equipment Purchase Commencement Date"), to sell the Equipment to the Customer in accordance with the terms of this Agreement for the benefit of the Customer.

The Customer has the option to take possession of the Mining Equipment used to mine crypto currency at their discretion. Should the Customer choose to take possession of the Mining Equipment, the Customer must send a written request to take possession to the Company. Once such request is received, the Company shall facilitate the shipment of the Mining Equipment to the Customer for a cost of One Hundred Fifty Dollars ($150.00) to cover shipping and handling.

2. AGREEMENT VALUATION

The Company represents and warrants that:

I. The Term of the Agreement is defined as 1,000 days or the operating lifetime of the Mining Equipment, whichever is greater;
II. the Term is at least seventy-five percent (75%) of the estimated life of the Mining Equipment;
III. the Mining Equipment is anticipated to be obsolete and ineffective to be used for mining purposes at the conclusion of the term in the Agreement.

3. MINING TECHNOLOGY OPERATION

The Company agrees that through the Crypto Mining Agreement the Mining Equipment is dedicated to the Customer and the Mining Equipment shall be operated and maintained by WestMyn solely for the benefit of the Customer and in a manner that will maximize cryptocurrency ("Coin") production (the "Mining Operation Services"), which Coins shall be mined only for the Customer. Upon such Coin production (the "Mining Output"), Westmyn will

promptly transfer all Payouts (as defined below) to the Customer's designated Wallet as provided in Section 4 below. The Mining Operation Services shall include, without limitation:

I. maintaining all Mining Equipment, facilities and relevant supplies in good working order on behalf of the Customer for maximum Mining Output, including using its best efforts to achieve and maintain the Mining Power identified above, and shall procure power, backup power, colocation facilities and such additional equipment and facilities, without additional cost, as shall be required from time to time in order to operate the Mining Equipment in accordance with Schedule A;
II. using best efforts to cause the Mining Operation Services to be conducted 24 hours a day, seven days a week for 365 days each year;
III. directing Mining Output to maximize the production of Coins generated by the Mining Equipment in the form of "Altcoins." "Altcoins" is a reference to all cryptocurrencies other than Bitcoin, such as Ethereum;
IV. paying for electricity consumption and actual and routine third-party equipment maintenance expenses ("Mining Costs and Expenses"); however, such Mining Costs and Expenses shall be paid only from the Mining Output and not owed or due from the Customer, and such Mining Costs and Expenses shall not exceed USD $0.1298 - 0.16 kw/h.

The Company shall arrange for the provision of such Mining Operation Services (a) in accordance with the terms of this Agreement; (b) using personnel of required skill, experience, and qualifications; (c) in a timely, workmanlike, and professional manner; and (d) in accordance with generally recognized industry standards in the cryptocurrency mining field.

4. CUSTOMER PAYOUTS

Westmyn will authorize that Coins generated from Customer's Mining Equipment be used to offset the Mining Costs and Expenses, and then transmit all remaining Coins (the "Payout") directly to Customer via daily deposits to Customer's wallet as designated by the Customer from time to time in writing ("Wallet"), which deposit may take up to seventy-two (72) hours from the date of Coin generation. Payouts may include multiple types of Coins and the Company reserves the right to introduce different Altcoins utilizing the Mining Equipment, but in a manner directed toward maximizing the coin payout to the Customer. Westmyn reserves the right to make retroactive recalculations to the Customer's Payouts in the case of any error or to correct any mistake or discrepancy and shall simultaneously deliver to the Customer a corrected Payout Report detailing such recalculation and describing the error, mistake or discrepancy, why it occurred, and the steps taken to correct the same. If a recalculation creates a negative Customer balance, Payouts will resume when the Customer's negative balance is overcome.

5. MINING INTERRUPTION

The Customer acknowledges that the operation of the Mining Equipment may be impacted by fault, error, malfunction, virus or other occasions that interrupt such operations. The Company, through its arrangement with WestMyn, will use its best efforts to minimize and remedy such interruptions as soon as possible; however, if mining becomes and remains unprofitable for twenty-one consecutive days then this Agreement will be suspended until in the Company's good faith judgment mining returns to profitability (the "Suspension Period"). As soon as reasonably possible, the Company shall give written notice to the Customer regarding the suspension and stating the number of days the Suspension Period is expected to continue. During the Suspension Period, Payouts will also be temporarily stopped, but when mining returns to profitability, the mining suspension will be lifted. In the event of a Suspension Period, the Term shall also be suspended and extended for the same number of days of the Suspension Period, and upon resumption of mining, the Term will also resume. Notwithstanding anything to the contrary contained in this Agreement, the Company guarantees the operation of the Mining Equipment for at least the Mining Power during the Term, as it may be extended.

6. WALLET SECURITY

The Customer is responsible for maintaining the confidentiality for and integrity of its Wallet including its access information. The Customer must notify the Company immediately if the Customer's Wallet address has changed or if there is any other change, loss, fraud or suspicion about the Customer's Wallet. The Company will not be held liable for any lost Wallet information or hacked Wallet, nor any loss arising howsoever as a result including by theft or fraud, not resulting from or caused by the Company's breach, negligence or misconduct.

7. LIABILITY LIMITATIONS

The Company will not be liable in any amount for failure to perform any obligation under the terms of this Agreement if that failure is caused by the occurrence of an event caused by the Customer, or by a third-party as a result of the Customer's actions. If any failure of performance by the Company is due to actions by a governmental entity, this Agreement shall enter a Suspension Period, and the Company at its cost shall take affirmative action to resolve the Suspension Period, including engaging the relocation of Mining Equipment to another country or jurisdiction.

To the maximum extent permitted by law, the Company is excluded from liability for any losses or damages which the Customer may suffer, whether the same are suffered directly or indirectly or are immediate or consequential, which fall within any of the following categories: (i) loss of cryptocurrency arising as a result of any of the Customer's acts or omissions or any acts or omissions of any third party under the control of the Customer; and (ii) loss arising out of or in connection with any of the following:

a. any defect or insecurity in any third-party systems used to store or transmit cryptocurrency;
b. any inaccurate or incomplete information provided by the Customer, including cryptocurrency wallet addresses;
c. any changes to the regulatory, legislative or technical environment applicable to cryptocurrencies;
d. the acts or omissions of any bank or provider of banking services; or
e. any change in the value of cryptocurrency.

The Company does not offer any legal, financial, insurance, tax, investment or associated advice. No third-party may claim to be an intended beneficiary of this Agreement. The Company shall not be responsible for any damage, harm or loss to any third-party (non-party to this Agreement), including any loss, harm, or damages resulting from the Customer's use, resale, sublease or letting of the Agreement.

8. WARRANTIES

The Company warrants to the Customer that: (a) the Company is a company duly organized, validly existing and in good standing under the laws of the State of Utah (b) the Company has the right to enter into this Agreement and to perform fully all of its obligations in this Agreement; (c) the Company entering into this Agreement with the Customer for the servicing and maintenance of the Mining Equipment to the Customer and providing for the performance of the Mining Operation Services does not and will not conflict with or result in any breach or default under any other agreement to which the Company is subject; (d) the Company has engaged third parties with the required skill, experience and qualifications to perform the Mining Operation Services, and such contracted third parties shall perform such services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote sufficient resources to ensure that such services are performed in a timely and reliable manner; (e) shall perform the Mining Operation Services in compliance with all applicable federal, state and local laws and regulations; and (f) the Company is not aware of any claims, proceedings, notices that could have an adverse impact on its business or the equipment.

9. CONFIDENTIALITY

The Company acknowledges that it will have access to information that is treated as confidential and proprietary by the Customer, including, without limitation, the existence and terms of this Agreement, technology, account and wallet information, investments, strategies, financial information, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the "Confidential Information"). The Company agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Customer in each instance, and not to use any Confidential Information for any purpose except as required in the performance of its obligations under this Agreement. The Company shall notify the Customer immediately in the event the Company becomes aware of any loss or disclosure of any Confidential Information.

10. AUDIT RIGHTS

Westmyn shall maintain consistently applied, accurate, and complete books, records, and other documents (including computer files) to document the amount and calculations of, as applicable, hash power performance, gross Coins generated, Mining Costs and Expenses, and Payouts during the Term of this Agreement.

11. GENERAL

a. This Agreement is subject to statutory and common-law consumer rights and will not limit any rights the Customer might have that cannot be excluded under applicable law. These terms exclude and therefore do not in any way limit the Company's liability for negligence or representations or for any statutory liability not capable of limitation.

b. Sections 8, 9, 10, 11, 13, and 15 of this Agreement will survive the expiration or earlier termination of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of 24 months after such expiration or termination.

c. These terms constitute the entire agreement between the Company and the Customer, to the exclusion of any other terms. Either Party's failure to enforce any term does not constitute such Party's waiver of that term.

d. The Company represents and warrants that its activities and operations comply with the laws where the Company is operating.

e. Each Party agrees to use commercially reasonable efforts to not violate (i) any applicable anti-terrorism laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited money-laundering offenses or (iii) permit any of its respective the Customers to violate these laws or engage in these actions.

f. Except to the extent that, and only during that period, where the Company holds the Mining Package Price prior to applying such funds to mining operations under this Agreement (based on the number of days remaining under the Term), no fiduciary relationship is formed by or through this agreement.

g. These terms are subject to and interpreted in accordance with the laws of Utah. In the case of a conflict between translations of this Agreement, the English version will prevail.

h. In the event of any dispute arising out of or in connection with this Agreement, the president or vice president of each Party shall first attempt to resolve such matter within fifteen (15) business days following the date a written notice of the dispute is made by any Party. If the Parties are unable to resolve the dispute within the foregoing time period, the matter shall be mediated (the "Mediation") within thirty (30) business days from the date a written request for mediation is made by any Party. The Mediation shall take place in either the State of Utah or the location of the Customer's domicile (as designated by the Customer) if brought by the Company, in Utah if brought by the Customer, and shall be in English. The Mediation shall be conducted before a single mediator to be agreed upon by the Parties. If the Parties cannot agree on the mediator, each party shall select a mediator and such mediators shall together unanimously select a neutral mediator who will conduct the Mediation. Each Party shall bear the fees and expenses of its mediator and all the Parties shall equally bear the fees and expenses of the final mediator. The decision of the mediator shall be non-binding, unless the parties mutually agree that such decision shall be final and binding. If the dispute has not been resolved through the Mediation, such matter shall be submitted to the JAMS and shall be finally settled under the Rules of Arbitration of JAMS by one or more arbitrators appointed in accordance with the said rules. The arbitration shall take place in Utah if brought by the Company and in the State of Utah if brought by the Customer.

i. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "Notice") shall be in writing and addressed to the other Party at its address set forth above (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

12. RISK NOTICE

"Cryptocurrencies" refers to distributed, decentralized peer-to-peer digital currencies; and, actions with cryptocurrencies carry inherent risks. Cryptocurrencies are uninsured, unregulated and decentralized, and the value of any Agreement or any amount of any cryptocurrency is subject to change due to fluctuating market prices.

13. FORCE MAJEURE

No Party shall be liable for any delay or failure to perform its obligations if such failure or delay is due to Force Majeure. "Force Majeure" includes delay or failure resulting from any cause reasonably beyond a Party's control, including (i) act of God, (ii) labor stoppages or other industrial disturbances, (iii) systemic electrical, telecommunications, or other utility failures, (iv) earthquakes, flood, fire or explosion, (v) blockages, embargoes, riots or orders of government, and (vi) acts of terrorism or war. Any delay or stoppage in mining activities resulting from Force Majeure shall be treated as a Suspension Period, and the Term shall be extended accordingly.

14. TERMINATION

If the Customer materially interferes with any of the Company's operations and the Customer fails to remedy such interference within thirty (30) business days after receipt of notice by the Company, the Company reserves the right to immediately return the pro-rata portion of the Customer's Mining Package Price, calculated by dividing the Mining Package Price by percentage of Term days remaining.

15. AMENDMENT, ASSIGNMENT, AND FORUM SELECTION

a. The Parties may not assign any rights or obligations under this Agreement.
b. Each party agrees that the dispute resolution provisions contained in Section 11 are valid and binding and provide the exclusive dispute resolution mechanism between the Parties. Notwithstanding the foregoing, to the extent consistent with Section 11, if it is necessary that any matter become the subject of court proceedings, each Party agrees to submit to reciprocal jurisdictions as follows: in the event of a dispute under this Agreement (a) if the Customer asserts a claim against the Company then the Parties stipulate and waive any objection to proceeding in Utah as their exclusive forum; however, (b) if the Company asserts a claim against the Customer, then the Parties stipulate and waive any objection to proceeding in either the State of Utah or the location of the Customer's domicile (as designated by the Customer) as the exclusive forum.
c. This Agreement is to be interpreted so that it complies with all applicable laws and if any provision does not comply then it must be read down so as to give it as much effect as possible however, if it is not possible to give that provision any effect at all then it is to be severed from this Agreement in which case the remainder of this Agreement will continue to have full force and effect.
d. This is the entire agreement between the parties as to their subject matter and supersedes all prior or inconsistent statements or representations as to that subject matter and may only be modified or amended in writing signed by all Parties.

IN WITNESS hereof, the Parties to this Agreement have caused this Agreement to be executed as of the date first written above by their duly authorized respective representatives

KUVERA, LLC

RYAN SMITH, CEO

Schedule A
Description of Mining Equipment

Mining Equipment

- AMD RX GPUs 1000 to 1250 W or similar and of equal value

Company Mining Rig consists of the following components:

- 1x Motherboard
  1x CPU
  1x RAM
  1x SSD
  1x Power Supply Unit
  1x GPU Frame and Risers

Customer Signature